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                                                                    Exhibit 10.5










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                                OMNIBUS AGREEMENT

                                      among

                                  SUNOCO, INC.

                               SUNOCO, INC. (R&M)

                        SUN PIPE LINE COMPANY OF DELAWARE

                         ATLANTIC PETROLEUM CORPORATION

                         SUNOCO LOGISTICS PARTNERS L.P.

                    SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

                                       and

                               SUNOCO PARTNERS LLC




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                                OMNIBUS AGREEMENT

         THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein) among Sunoco, Inc., a Pennsylvania corporation ("Sunoco"), on behalf of itself and the other Sunoco Entities (as defined herein), Sunoco, Inc. (R&M), a Pennsylvania corporation ("Sunoco R&M"), Sun Pipe Line Company of Delaware, a Delaware corporation ("Sun Delaware"), Atlantic Petroleum Corporation, a Delaware corporation ("Petroleum"), Sunoco Logistics Partners L.P., a Delaware limited partnership (the "MLP"), Sunoco Logistics Partners Operations L.P., a Delaware limited partnership (the "OLP"), and Sunoco Partners LLC, a Pennsylvania limited liability company ("Sunoco Partners LLC"). [ADD LICENSORS WHO ARE NOT ALREADY PARTIES] The above-named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

                                    RECITALS:

         1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to (a) those business opportunities that the Sunoco Entities as defined herein will not engage in during the Applicable Period (as defined herein) unless the MLP has declined to engage in any such business opportunity for its own account.

         2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

         3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the MLP for the general and administrative services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

         4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to grants of intellectual property from the Licensors (as defined herein) to the Partnership Entities (as defined herein).

         5. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to certain capital and other expenditures to be reimbursed by Sunoco to the Partnership Group.

         6. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to the Partnership Group's option to purchase certain assets retained by the Sunoco Entities.

         7. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VIII, with respect to the development and construction or acquisition of certain assets by the Partnership Group.



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         In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

                  1.1      Definitions.

                           (a) As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  "Active Option Assets" means the following assets:

                  (i) Mid-Valley Pipeline. The 55% interest in Mid-Valley Pipeline Company (50% voting interest), owned by Sun Delaware, a wholly owned subsidiary of Sunoco. Mid-Valley Pipeline Company owns and operates a 994-mile crude oil pipeline from Longview, Texas to Samaria, Michigan.

                  (ii) West Texas Gulf Pipeline. The 17% interest in West Texas Gulf Pipeline Company owned by Sun Delaware, a wholly owned subsidiary of Sunoco. West Texas Gulf Pipeline Company owns and operates a 581-mile crude oil pipeline from Colorado City, Texas and Nederland, Texas to Longview, Texas.

                  (iii) Mesa Pipeline. The undivided 6% interest in the Mesa pipeline, an 80-mile crude oil pipeline from Midland, Texas to Colorado City, Texas, that is owned by Sun Pipe Line Services Co., a wholly owned subsidiary of Sun Delaware, a wholly owned subsidiary of Sunoco.

                  (iv) Inland Pipeline. The 10% interest in Inland Corporation owned by Sun Delaware, a wholly owned subsidiary of Sunoco. Inland Corporation owns and operates a 611-mile refined products pipeline from Lima and Toledo, Ohio to Canton, Cleveland, Columbus and Dayton, Ohio.

                  "Administrative Fee" is defined in Section 4.2.

                  "Affiliate" is defined in the MLP Agreement.

                  "Agreement" means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time.

                  "Applicable Period" means the period commencing on the Closing Date and terminating on the date on which an Affiliate of Sunoco is no longer a general partner of the MLP.

                  "Assets" means all assets contributed by the Sunoco Entities to the Partnership Group prior to or on the Closing Date and any assets acquired by the Partnership Group pursuant to the exercise of the purchase options granted under Article VII.

                  "Change of Control" means, with respect to any Person (the "Applicable Person"), any of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person's assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Stock of the Applicable Person is changed into or exchanged for cash, securities, or other property, other than any such transaction where (a) the outstanding Voting Stock of the Applicable Person is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (b) the holders of the Voting Stock of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation or its parent immediately after such transaction; and (iii) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Stock of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (ii) above.

                  "Closing Date" means the date of the closing of the initial public offering of Common Units in the MLP.

                  "Conflicts Committee" is defined in the MLP Agreement.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

                  "Covered Environmental Losses" is defined in Section 3.2.

                  "Environmental Laws" means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, now or hereafter in effect, relating to protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "General Partner" is defined in the MLP Agreement.

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                  "Inactive Option Assets" means the assets listed on Schedule V to this Agreement.

                  "Indemnified Party" means the Partnership Group or the Sunoco Entities, as the case may be, in its capacity as the party entitled to Indemnification in accordance with Article III.

                  "Indemnifying Party" means either the Partnership Group or Sunoco, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article III.

                  "Licensees" means, for purposes of Article V, the Partnership Entities.

                  "Licensors" means, for purposes of Article V, Sunoco and [_________].

                  "Limited Partner" is defined in the MLP Agreement.

                  "Marks" means (i) all trademarks, tradenames, logos, and service marks identified on Schedule III attached hereto and (ii) those trademarks, tradenames, service marks, and logos associated with the Licensors' Software or with the subject matter of other licenses granted hereunder.

                  "MLP" is defined in the introduction to this Agreement.

                  "MLP Agreement" means the First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

                  "OLP" is defined in the introduction to this Agreement.

                  "Offer" is defined in Section 2.4.

                  "Option Assets" means the Active Option Assets and the Inactive Option Assets.

                  "Party" and "Parties" are defined in the introduction to this Agreement.

                  "Partnership Entities" means the General Partner, the MLP, the OLP and any Person controlled, directly or indirectly, by the General Partner, the MLP, or the OLP; and "Partnership Entity" means any of the Partnership Entities.

                  "Partnership Group" means the MLP and any Person controlled, directly or indirectly, by the MLP; and "Partnership Group Member" means any member of the Partnership Group.

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                  "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, or any other entity.

                  "Petroleum" is defined in the introduction to this Agreement.

                  "Retained Assets" means the assets retained by the Sunoco Entities and not contributed to the Partnership Group.

                  "Software" means, with respect to the software programs identified on Schedule III attached hereto as such exist on the Closing Date, (i) the source code, the object code, any enhancements, upgrades, modifications, and new versions and (ii) any documentation and instructions regarding use.

                  "Subject Assets" is defined in Section 2.3.

                  "Sun Delaware" is defined in the introduction to this Agreement.

                  "Sunoco" is defined in the introduction to this Agreement.

                   "Sunoco Entities" means Sunoco and any Person controlled, directly or indirectly, by Sunoco other than the Partnership Entities; and "Sunoco Entity" means any of the Sunoco Entities.

                  "Sunoco Partners LLC" is defined in the introduction to this Agreement.

                  "Sunoco R&M" is defined in the introduction to this Agreement.

                  "Units" is defined in the MLP Agreement.

                  "Voting Stock" means securities of any class of Sunoco entitling the holders thereof to vote on a regular basis in the election of members of the board of directors of Sunoco.

                                   ARTICLE II
                             Business Opportunities

                  2.1  Intent of Parties.  [To come]

                  2.2 Restricted Activities. During the Applicable Period and except as permitted by Section 2.3, each of the Sunoco Entities shall be prohibited from engaging in or acquiring any business having assets engaged in the following activities:

                       (a)  the purchase of crude oil at the wellhead; or

                       (b)  the operation of crude oil pipelines or
         terminals, refined products pipelines or terminals, or liquefied petroleum gas (LPG) terminals in the continental United States.

                  2.3  Permitted Exceptions.

                       (a)  Notwithstanding  any provision of  Section
         2.2 to the contrary, the Sunoco Entities may engage in the following activities under the following circumstances:

                            (i) the ownership and/or operation of any assets retained by a Sunoco Entity on the Closing Date;

                            (ii)  the ownership and/or operation of any
          logistics asset, including without limitation any pipeline or terminal, constructed by a Sunoco Entity within a manufacturing or refining facility (including, without limitation, any chemical plant or coke plant) of a Sunoco Entity in connection with the operation of that facility;

                            (iii) the ownership and/or operation of any asset or group of related assets used in the activities described in (a) or
         (b) of Section 2.2 that are acquired or constructed by a Sunoco Entity after the date of this Agreement (the "Subject Assets") if:

                            (A) the fair market value of the Subject Assets (as determined by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets)is less than $5 million at the time of such acquisition by the Sunoco Entity or completion of construction, as the case may be;

                            (B) in the case of an acquisition of Subject Assets with a fair market value (as determined by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets) equal to or greater than $5 million at the time of such acquisition by a Sunoco Entity, the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section
         2.4 and the MLP (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; or

                            (C) in the case of the construction of Subject Assets with a fair market value Assets (as determined by the Board of Directors, or other governing body, of the Sunoco Entity that will own the Subject Assets) equal to or greater than $5 million at the time of completion of construction, the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.4 and the MLP (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets.

               2.4   Procedures.

                     (a) If a Sunoco Entity acquires or constructs Subject Assets described in Section 2.3(a)(iii)(B) or (C), then not later than six months after the consummation of the acquisition or the completion of construction by such Sunoco Entity of the Subject Assets, as the case may be, the Sunoco Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.4 (the "Offer"). As soon as practicable, but in any event within 60 days after receipt of such written notification, the General Partner shall notify the Sunoco Entity in writing that either
         (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a

         Partnership Group Member to purchase such Subject Assets, in which event the Sunoco Entity shall be forever free to continue to own or operate such Subject Assets, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase such Subject Assets, in which event the procedures outlined in this Section 2.4 shall apply.

                           (b) If the Sunoco Entity and the General Partner are able to agree on the fair market value of the Subject Assets that are subject to the Offer within 60 days after receipt by the General Partner of the Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached. The purchase agreement for the Subject Assets will provide for the purchase price to be paid, at the option of the Sunoco Entity, in cash, Units in the MLP, or an interest-bearing promissory note (the interest rate and other terms of which shall be mutually agreed upon by the Sunoco Entity and the General Partner).

                           (c) If the Sunoco Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer within 60 days after receipt by the General Partner of the Offer, the Sunoco Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets. Such investment banking firm will determine the fair market value of the Subject Assets within 30 days of its engagement and furnish the Sunoco Entity and the General Partner its determination of such fair market value. The fees of the investment banking firm will be split equally between the Sunoco Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets, the General Partner will have the right, but not the obligation, subject to the approval of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets for the fair market value determined by the investment banking firm. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets for a purchase price equal to their fair market value as determined by the investment banking firm as soon as commercially practicable after such price has been so determined. The purchase agreement for the Subject Assets will provide for the purchase price to be paid, at the option of the Sunoco Entity, in cash, Units of the MLP, or an interest-bearing promissory note (the interest rate and other terms of which shall be mutually agreed upon by the Sunoco Entity and the General Partner).

                  2.5      Scope of Prohibition. Except as provided in this
Article II and the MLP Agreement, each Sunoco Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Entity.

                  2.6 Enforcement. The Sunoco Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Sunoco Entities of the covenants and agreements set forth in this Article II, and that any breach by the Sunoco Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Sunoco Entities further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Sunoco Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

                                  ARTICLE III
                                 Indemnification

                  3.1   Intent of Parties.  [To come]

                  3.2   Environmental Indemnification.

                        (a) Subject to Section 3.3, Sunoco shall indemnify, defend and hold harmless the Partnership Group for 30 years after the Closing Date from and against environmental and toxic tort losses, costs, penalties, damages, and expenses arising from any correction of violations of, or performance of remediation required by, Environmental Laws due to events and conditions associated with the operation of the Assets and occurring before the Closing Date ("Covered Environmental Losses") that are suffered or incurred by the Partnership Group.

                        (b) The Partnership Group shall indemnify, defend and hold harmless the Sunoco Entities for 30 years after the Closing Date from and against environmental and toxic tort losses, costs, penalties, damages, and expenses arising from any correction of violations of, or performance of remediation required by, Environmental Laws due to events and conditions associated with the operation of the Assets and whether occurring before or after the Closing Date that are suffered or incurred by the Sunoco Entities, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Sunoco under this Article III.

                  3.3 Limitations Regarding Environmental Indemnification. Sunoco shall be obligated to indemnify, defend and hold harmless the Partnership Group for 100% of all Covered Environmental Losses asserted within the first 21 years after the Closing Date. Sunoco's obligation to indemnify, defend and hold harmless the Partnership Group for Covered Environmental Losses asserted in any given year thereafter shall decrease by 10% a year in accordance with Schedule I attached hereto. For example, for a claim asserted during the 23rd year after the Closing Date, Sunoco would be required to indemnify the Partnership Group for 80% of its loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco under Section 3.2(a).

                  3.4 Right of Way Indemnification. Sunoco shall indemnify, defend and hold harmless the Partnership Group for a period of 10 years after the Closing Date from and against any losses, costs, penalties, damages, and expenses suffered or incurred by the Partnership Group as a result of (a) the failure of the Partnership Group to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the rights of way in which any crude oil or refined products pipeline or related equipment conveyed or contributed to the Partnership Group on the Closing Date is located as of the Closing Date as are necessary to enable the Partnership Group to continue to own and operate any such pipeline in the manner that such pipeline has been owned and operated by the Sunoco Entities prior to the Closing Date;

and (b) the failure of the Partnership Group to have the consents and permits necessary to allow any such pipeline referred to in Clause (a) of this Section
3.4 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date.

                  3.5 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Sections 3.2(a) and 3.4, Sunoco shall indemnify, defend, and hold harmless the Partnership Group from and against any losses, costs, penalties, damages, and expenses suffered or incurred by the Partnership Group as a result of (i) events and conditions associated with the operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Sections 3.2 and 3.3) to the extent that Sunoco is notified of any of the foregoing within 10 years after the Closing Date, (ii) the currently pending legal actions against the Sunoco Entities set forth on Schedule II attached hereto, and (iii) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date.

                  3.6  Indemnification Procedures.

                       (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

                       (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

                       (c) The Indemnified Party agrees, at its own cost and expense, to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.


                           (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized or to be realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered or recoverable by the Indemnified Party under contractual indemnities from third Persons.

                           (e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made and the percentage of the indemnification obligation that applies under Section 3.3, if applicable.

                                   ARTICLE IV
                       General and Administrative Expenses

                  4.1      Intent of Parties.  [To come]

                  4.2      General.

                           (a)  The MLP will pay the General Partner an
         administrative fee (the "Administrative Fee") of $8.0 million per year for the provision by the General Partner and its Affiliates for the Partnership Group's benefit of all the general and administrative services which Sunoco and its Affiliates have traditionally provided in connection with the Assets. Sunoco may increase the Administrative Fee on the second and third anniversary date of this Agreement by the lesser of 2.5% or the Consumer Price Index -- All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year. The General Partner, with the approval and consent of its Conflicts Committee, may agree on behalf of the MLP to further increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses. After this three-year period, the General Partner will determine the amount of general and administrative expenses that will be properly allocated to the MLP in accordance with the terms of the MLP Agreement.

                           (b) The Administrative Fee shall not include and the Partnership Group shall reimburse the General Partner for:

                                (i) salaries of employees of the General
         Partner, to the extent such employees perform services for the Partnership Group; and

                                    (ii)  the cost of employee benefits relating
         to employees of the General Partner, such as 401(k), pension, and health insurance benefits, to the extent such employees perform services for the Partnership Group.

                                   ARTICLE V
                                License Agreement

                  5.1      Intent of Parties.  [To come]

                  5.2 Grant of License. Subject to the terms and conditions herein, the Licensors hereby grant to each Licensee, and each Licensee hereby accepts, a non-exclusive, world-wide, non-transferable, royalty-free, perpetual license during the term of this Agreement on an "AS IS, WHERE IS" basis to use the Software solely for the internal use by each employee or agent of each Licensee for the benefit of such Licensee, any Person directly or indirectly controlled by or under common control with such Licensee, but specifically excluding disclosure to any third parties including, without limitation, any customer of such Licensee.

                  5.3      Restrictions on Software.

                           (a) Each of the Licensees agrees that it shall not sublicense, license, disclose or otherwise make available any part of the Software to any person other than: (i) each of Licensees' employees or agents who is required to have access to the Software; and (ii) each of Licensees' consultants or agents who is required to have access to the Software and who has executed a non-disclosure agreement containing obligations of confidence consistent with the restrictions set forth in this Agreement.

                           (b) Each Licensee shall keep the Software in a secure environment and shall take reasonable commercial steps necessary to protect the Software, or any part thereof, from unauthorized disclosure or release.

                           (c) Each Licensee shall be entitled to create a sufficient number of copies of the Software for backup and archival purposes only provided that such Licensee reproduces and applies all copyright notices and any other proprietary rights notices that appear on the original copies supplied by Licensors. Licensees shall not be permitted to adapt, create derivative works of, translate, perform or display publicly, post or otherwise modify the Software.

                           (d) Each of the Licensees agrees that it shall not use the Software for any development or analysis purposes whatsoever and that it shall not decompile or reverse engineer the Software.

                           (e) Each Licensee acknowledges and agrees that Licensors shall own all intellectual property rights in and to the Software.

                  5.4 Grant of License. Subject to the terms and conditions herein, Licensors hereby grant to Licensees the right and license to use the Marks solely in connection with the Licensees' businesses and the services performed therewith within the United States during the term of this Agreement.

                  5.5 Restrictions on Marks. In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:

                           (a) Licensees will only use the Marks in formats approved by Licensors and only in strict association with the Licensees' businesses and the services performed therewith;

                           (b) Prior to publishing any new format or appearance of the Marks or the advertising or promotional materials, Licensees shall first provide such format, appearance or materials to Licensors for its approval. If Licensors do not inform Licensees in writing within 14 days from the date of the receipt of such new format, appearance, or materials that such new format, appearance, or materials is acceptable, then such new format, appearance or materials shall be deemed to be unacceptable and disapproved by Licensors. Licensors may withhold approval of any proposed changes to the format, appearance or materials which Licensees propose to use in Licensors' sole discretion;

                           (c)      Licensees shall not use any other
         trademarks, service marks, trade names or logos in connection with the Marks or use the Marks or any trademark or servicemark confusingly similar to the Marks after the termination of this Agreement. Licensors will not use the Marks in such a manner so as to impair the validity or enforceability of, or in any way disparage or dilute, the Marks.

                  5.6 Ownership. Licensors shall own all right, title and interest, including all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensors. Licensors shall also own all right, title, and interest in and to the Software. Licensees have no right, title, interest or claim of ownership in the Marks or the Software, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensors. Licensees agree that they will not attack the title of Licensors in and to the Marks or the Software.

                  5.7 Confidentiality. The Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensors embodied in or reflected in the Software and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such Software and other confidential information to those of their employees, contractors or agents having a need to access the Software and confidential information for the purpose of exercising rights granted hereunder.

                  5.8 Estoppel. Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees
(a) any license or other right under the intellectual property rights of Licensors other than the license granted herein to the Software and the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.

                5.9      Warranties; Disclaimers.

                         (a) The Licensors represent and warrant that (i) they own and have the right to license the Software and the Marks licensed under this Agreement, (ii) the Marks do not infringe upon the rights of any third parties and (iii) the Software includes all software owned or licensed by Licensors that is necessary and sufficient to operate the Assets in the manner in which they are currently operated by the Licensors or their affiliates.

                         (b) EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 5.9(a), LICENSORS DISCLAIM ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE PARTY KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING. THE SOFTWARE AND DOCUMENTATION LICENSED HEREUNDER IS LICENSED "AS IS" AND LICENSEES AGREE THAT THE SOFTWARE MAY HAVE BUGS AND THAT INTERRUPTIONS IN ITS OPERATION MAY OCCUR.


                5.10     Indemnification.

                         (a) Each Licensee shall jointly and severally, and to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Licensors and their respective successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives from and against any and all claims, demands, damages, losses, costs and expenses arising out of or related in any way to this Article V to the extent such claims are attributable to such Licensee's failure to comply with its obligations under this Article V or Licensee's negligence or the negligence of Licensee's employees, agents, subcontractors or other representatives regarding this Article V.

                         (b) Each Licensor shall jointly and severally, and to the fullest extent permitted by applicable law, defend, indemnify and hold harmless the Licensees and their respective successors and assigns authorized hereunder and any of their respective officers, directors, employees, agents and representatives from and against any and all claims, demands, damages, losses, costs and expenses arising out of or related in any way to this Article V to the extent such claims are attributable to (i) Licensor's failure to comply with its obligations under this Article V, (ii) any claim of infringement or ownership asserted by a third party as to the Software or the Marks or
          (iii) Licensor's
         negligence or the negligence of Licensor's employees, agents, subcontractors or other representatives regarding this Article V.

                                   ARTICLE VI
                         Capital and Other Expenditures

             6.1      Intent of Parties.  [To come]

             6.2 Reimbursement of Maintenance Capital and Other Expenditures for Pipeline Integrity Management. During the five-year period commencing January 1, 2002, Sunoco will reimburse the Partnership Group for maintenance capital and any other expenditures incurred by the Partnership Group in order to comply with the U.S. Department of Transportation's Pipeline Integrity Management Rule ________ [ADD SPECIFIC CITE TO DOT RULE] to the extent such expenditures exceed $8.0 million in any calendar year, subject to a maximum aggregate reimbursement by Sunoco of $15 million over this five-year period.

             6.3 Completion of Tank Maintenance and Inspection Projects. Sunoco R&M will, at its sole cost and expense, complete the tank maintenance and inspection projects for the Darby Creek Tank Farm and Marcus Hook Tank Farm that are listed on Schedule IV to this Agreement.

             6.4 Reimbursement For Expenditures For Darby Creek Tank Farm And Marcus Hook Tank Farm. Sunoco R&M will reimburse the Partnership Group for up to $10 million in connection with expenditures required to conform the Darby Creek Tank Farm and the Marcus Hook Tank Farm to industry standards or regulatory requirements. This required maintenance shall include the following:
(i) cathodic protection upgrades in existence on the date of this Agreement;
(ii) raising tank farm pipelines above ground; (iii) repair or demolition of the two riveted tanks at the Marcus Hook Tank Farm; and (iv) any other upgrades or maintenance that are required to put these facilities in compliance with all applicable industry standards and regulatory requirements as of the Closing Date.

                                  ARTICLE VII
                                Purchase Options

             7.1      Intent of Parties.  [To come]

             7.2      Option to Purchase Certain Assets retained by Sunoco
     Entities.

                      (a) Sunoco hereby grants to the Partnership Group the unconditional right and option for a period of 10 years from the Closing Date to purchase for fair market value at the time of purchase from the applicable Sunoco Entity all of the respective Sunoco Entity's right title and interest in, to and under the Active Option Assets.

                      (b)    Sunoco hereby grants to the Partnership Group the

         unconditional right and option for a period of 10 years from the Closing Date to purchase for fair market value at the time of purchase from the applicable Sunoco Entity all of the respective Sunoco Entity's right title and interest in, to and under the Inactive Option Assets.

              (c) Sunoco will take all action required to cause the Sunoco Entities that own the Option Assets to comply with the terms of this
Article VII.

      7.3     Procedures.

              (a) If a Partnership Group Member desires to exercise its option to purchase an Option Asset, it will provide written notice to Sunoco of such exercise and the fair market value it proposes to pay for the Option Asset. If the Partnership Group Member and Sunoco are unable to agree on the fair market value of the Option Asset, the Partnership Group Member and Sunoco will engage a mutually-agreed-upon, nationally recognized investment banking firm to determine the fair market value of the Option Asset. The fees of the investment banking firm will be split equally between Sunoco and the Partnership Group. Once the investment bank submits its determination of the fair market value of the Option Asset to Sunoco and the Partnership Group Member, the Partnership Group Member will have the right, but not the obligation, to purchase the Option Asset for the fair market value determined by the investment bank. The Partnership Group Member will provide written notice of its decision to Sunoco within 15 days after the investment bank has submitted its determination of fair market value.

              (b) If a Partnership Group Member chooses to exercise its option to purchase an Option Asset under Section 7.3(a), this Agreement shall become a contract of sale and purchase for the Option Asset pursuant to which the Sunoco Entity shall be obligated to sell the Option Asset to the Partnership Group Member and the Partnership Group Member shall be obligated to purchase the Option Asset from the Sunoco Entity. The terms of the purchase and sale agreement will include the following:

                     (i) the Partnership Group Member will deliver a cash purchase price (unless the Partnership Group Member and Sunoco agree that the consideration will be paid by means of Units in the MLP or an interest-bearing promissory note);

                     (ii) the Option Asset will be entitled to the benefit of the indemnification contained in Article III of this Agreement for the remaining term of such indemnification with respect to events or conditions associated with the operation of the Option Asset and occurring before the date of acquisition of the Option Asset by the Partnership Group Member;

                     (iii) the applicable Sunoco Entity will represent that it has good and valid title to the Option Asset, subject to all matters of record in existence on the Closing Date, plus any other such matters as the Partnership Group Member may approve, which approval will not be unreasonably withheld. If the Partnership Group Member desires to obtain any title insurance with respect to the Option Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

         (iv) the Sunoco Entity will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member's risk and expense, to make such surveys, tests and inspections of the Option Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the Option Asset or interfere with the activities of the Sunoco Entity thereon and so long as the Partnership Group Member has furnished the Sunoco Entity with evidence that adequate liability insurance is in full force and effect;

         (v) the Partnership Group Member will have the right to terminate its obligation to purchase the Option Asset under this Article 7 if the results of any searches, surveys, tests or inspections conducted pursuant to Section 7.3(b)(iii) or (iv) above are, in the reasonable opinion of the Partnership Group, unsatisfactory;

         (vi) the closing date for the purchase of the Option Asset shall occur no later than 90 days following receipt by the Sunoco Entity of written notice by the Partnership Group Member of its intention to exercise its option to purchase the Option Asset pursuant to Section 7.3(a); and

         (vii) the Sunoco Entity shall execute, have acknowledged and deliver to the Partnership Group Member a special warranty deed, or comparable deed in the applicable jurisdiction, on the closing date for the purchase of the Option Asset conveying the Option Asset unto the Partnership Group Member free and clear of all encumbrances other than those set forth in Section 7.3(b)(iii) above.

   (c) If a Partnership Group Member chooses not to exercise its option to purchase an Option Asset at the price determined by the investment banking firm under Section 7.3(a), all future rights to purchase such Option Asset by the Partnership Group will be extinguished.

                                  ARTICLE VIII
                Development, Construction and Purchase of Assets

     8.1 Intent of Parties.  [To come]

     8.2 Development, Construction and Purchase of Assets. Sunoco may at any time propose to the Partnership Group that the Partnership Group develop, construct, or acquire an asset, and if the General Partner determines in its good faith judgment, with the concurrence of its Conflicts Committee, that the development, construction, or acquisition of the asset, including the terms on which a Sunoco Entity would agree to use the asset, will be beneficial on the whole to the Partnership Group and that proceeding with the development, construction, or acquisition of the asset will not effectively preclude the Partnership Group from undertaking another project that will be more beneficial to the Partnership Group, the Partnership Group will use its commercially reasonable efforts to finance, develop, and construct the asset or acquire the asset, as the case may be.

                                   ARTICLE IX
                                  Miscellaneous

     9.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the Commonwealth of Pennsylvania, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the Commonwealth of Pennsylvania and to venue in Philadelphia, Pennsylvania.

     9.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party's signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 9.3.

     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

     9.4 Termination. This Agreement, other than the provisions of Articles III, VI and VII, will terminate on the date on which an Affiliate of Sunoco is no longer a general partner of the MLP. In addition, the provisions of Article II of this Agreement may be terminated by Sunoco upon a Change of Control of Sunoco. In the event of termination of this Agreement, the Licensees' right to utilize or possess the Software and the Marks licensed under this Agreement shall automatically cease. Within 15 days after the termination of this Agreement, the Licensees shall (i) return to Licensors or destroy the original and all copies, in any form, of all Software and Inventions, or parts thereof, for which it has received a license hereunder and (ii) provide a certified affidavit executed by an officer of the Licensees to the effect that the destruction has been completed.

     9.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to this Agreement or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

     9.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

     9.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

     9.8 Counterparts This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

     9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     9.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

     9.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     9.12 Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

     9.13 U.S. Currency. All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

     9.14 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party to this Agreement shall be required to take any act, or refrain from taking any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

     9.15 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the MLP shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

                                        SUNOCO, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        Address for Notice:


                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                        SUNOCO, INC. (R&M)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        Address for Notice:


                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                        SUN PIPE LINE COMPANY OF DELAWARE

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        Address for Notice:


                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                         ATLANTIC PETROELUM CORPORATION

                         By:
                            ----------------------------------------------------
                            Name:
                            Title:

                         Address for Notice:

                            ----------------------------------------------------

                            ----------------------------------------------------

                            ----------------------------------------------------


                         SUNOCO LOGISTICS PARTNERS L.P.

                         By: Sunoco Partners LLC, its general partner


                         By:
                            ----------------------------------------------------
                            Name:
                                 -----------------------------------------------
                            Title:
                                  ----------------------------------------------

                         Address for Notice:



                            ----------------------------------------------------

                            ----------------------------------------------------

                            ----------------------------------------------------

                    SUNOCO LOGISTICS PARTNERS
                    OPERATIONS L.P.

                    By: Sunoco Logistics Partners GP LLC, its
                        general partner


                        By:
                           -------------------------------------------------
                           Name:
                                --------------------------------------------
                           Title:
                                 -------------------------------------------

                        Address for Notice:

                           -------------------------------------------------

                           -------------------------------------------------

                           -------------------------------------------------



                        SUNOCO PARTNERS LLC

                        By:
                           -------------------------------------------------
                           Name:
                                --------------------------------------------
                           Title:
                                 -------------------------------------------

                        Address for Notice:


                           -------------------------------------------------

                           -------------------------------------------------

                           -------------------------------------------------





EX10_5.DOC
                                      -22-

DRAFT DATED 12/17/01


                                   SCHEDULE I

 Sunoco's and MLP's Respective Shares of Liability under Section 3.3 for Covered
     Environmental Losses Arising more than 21 Years after the Closing Date


No. of Years After Closing                  Sunoco's Respective                 MLP's Respective

During which Covered                        Share of Liability                  Share of Liability

Environmental Loss is                       under Section 3.3                   under Section 3.3

First Asserted                                                                                                       .
----------------------------------------------------------------------------------------------------------------------
More than 0, but less than or equal to 21            100%                                0%

More than 21, but less than or equal to 22            90%                               10%

More than 22, but less than or equal to 23            80%                               20%

More than 23, but less than or equal to 24            70%                               30%

More than 24, but less than or equal to 25            60%                               40%

More than 25, but less than or equal to 26            50%                               50%

More than 26, but less than or equal to 27            40%                               60%

More than 27, but less than or equal to 28            30%                               70%

More than 28, but less than or equal to 29            20%                               80%

More than 29, but less than or equal to 30            10%                               90%

More than 30                                           0%                              100%



EX10_5.DOC
                                 Schedule I - 1

                                   SCHEDULE II

Pending Litigation.

                                  SCHEDULE III

                              Intellectual Property

Software and Inventions:
------------------------

[Discuss]

Marks:
------

The Sunoco name and logo necessary for the following MLP name and logo:

                             [Sunoco Logistics Logo]

                                   SCHEDULE IV

Tanks Maintenance and Inspection Projects to be completed by Sunoco R&M at Darby Creek Tank Farm and Marcus Hook Tank Farm.


Darby Creek Tank Farm:



Marcus Hook Tank Farm:

                                   SCHEDULE V

Inactive Options Assets.

            (i) The idled 370-mile, 6-inch refined product pipeline from Icedale, Pennsylvania to Cleveland, Ohio that is owned by _______, a wholly owned subsidiary of Sunoco.